                                                                                                                                          Exhibit 10.20

June 14, 2021

Jonathan Alspaugh

via email

Re: Offer of Employment – Chief Financial Officer

Dear Jonathan,

On behalf of Aeglea BioTherapeutics, Inc. (the “Company”), it is my pleasure to formally offer you the position of Chief Financial Officer with an anticipated start date of July 6, 2021. This letter contains an overview of the responsibilities, compensation and benefits associated with this position.  We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

During employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company.  You will report to Anthony Quinn, Chief Executive Officer, and will be expected to abide by all the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment and the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

While employed by the Company, your annual base salary for this exempt, full-time position will be $400,008.00 or $16,667.00 paid semi-monthly. The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion.

BONUS

For each calendar year of employment beginning with 2021, you will be eligible to receive a discretionary bonus in an amount targeted at forty percent (40%) of the Base Salary paid to you in that calendar year (the “Annual Bonus”). Your entitlement to receive an Annual Bonus and the amount thereof will be determined by the Board in its sole discretion based on (i) the Company’s financial performance and financial resources as well as (ii) the Board’s evaluation of your performance for a given year and your achievement of certain objectives in the applicable calendar year as set forth and approved by the Board.  You will be eligible for an Annual Bonus for a given calendar year only if you remain employed by the Company through the date that such Annual Bonus is paid; as a result, you are not entitled to any Annual Bonus for which you might otherwise be eligible if your employment ends for any reason before the date of payment.  Nothing guarantees your receipt of an Annual Bonus in any amount if the specified objectives are not met and/or any of the other conditions set forth herein are not satisfied in a given calendar year.  Your entitlement to a bonus, in the event of a Qualifying Termination, will be governed by the terms of the Severance Agreement

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                                                                                                                                          Exhibit 10.20

STOCK

As additional compensation, and subject to approval by the Board of Directors of the Company, the Company will arrange for the grant to you, which will be incentive stock options if available, to purchase 160,000 shares of Company common stock with an exercise price equal to the fair market value of the Company’s stock, as defined in the Company’s equity incentive plan, on the date of grant.  One-fourth of the total number of options in this grant will vest upon your completion of 12 months of employment, and one forty-eighth (1/48th) each month thereafter, in each case, subject to your continued service through the applicable vesting date.  The options in this incentive stock option grant will expire the day prior to the tenth anniversary of the grant date.

The options will be granted pursuant to and subject to the terms and conditions of the Company’s equity incentive plan and will be further subject to the terms of an option agreement as approved by the Company’s Board of Directors setting forth the vesting conditions and other restrictions.  To the extent there is any discrepancy between this Offer Letter and the terms of any option agreement, the option agreement will control.

SEVERANCE

You shall be entitled to the severance benefits set out in the accompanying Severance Agreement attached hereto and incorporated herein as Exhibit A.

BENEFITS

As a full-time employee of the Company, you will be eligible to enroll in a number of benefits including medical, dental, vision, life and disability insurance as of your date of hire. Because we recognize the need for you to take time away from the office to creatively recharge, you are eligible for paid time off (PTO) immediately. We offer 20 days of PTO per calendar year, accrued at a rate of 6.667 hours per pay period. You will also be eligible to participate in the 401k plan following 90 days of service. The Company provides a match up to four percent (4%). Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies, or any other terms of your employment, at any time.

RELOCATION EXPENSES

The Company will reimburse your moving expenses and transportation costs associated with you and your immediate family's relocation to within 30 miles of Aeglea Bio Therapeutics, Inc. Austin, TX office, including, temporary housing, transportation of up to two automobiles, and transportation and storage of household goods, (all such amounts reimbursed, "Relocation Expense") but excluding expenses covered by any other eligible corporate relocation expense reimbursement available to you, with a limit of $50,000.00 on such total reimbursement payable to you. The Aeglea Relocation Expense reimbursements will be subject to the appropriate IRS tax withholdings. Receipts evidencing all such relocation expenses must be submitted to the Company by December 31, 2021 to qualify for such reimbursement. If you terminate your employment with the Company for any reason within one year after your employment start date, you agree to repay the Company 100% of the Relocation Expense paid to you pursuant to this paragraph, on the date of your termination.

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                                                                                                                                          Exhibit 10.20

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses, incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term.  Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position.  Accordingly, as an “at-will” employee, the Company may terminate your employment, or you may resign your employment with the Company at any time, for any reason or no reason.

COVENANTS

This offer letter and your employment is subject to a successful criminal background check and documentation of authorization to work in the United States.  No later than your first day of employment you will be expected to sign a Proprietary Information and Inventions Assignment Agreement (the “Agreement”) in the form attached hereto as Exhibit B.  Your employment with the Company is contingent upon your execution of this Agreement.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties.  If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited.  This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any non-competition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

This offer, once accepted, and together with the severance agreement and confidentiality agreement referred to above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

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                                                                                                                                          Exhibit 10.20

We look forward to your contribution to the Company.  If you have any questions about the terms of this offer or the contents of this letter, please feel free to contact me. In acknowledgment and acceptance of our offer, please sign this Offer Letter as well as the other Agreements referenced and return all documents to me directly.

Sincerely,

AEGLEA BIOTHERAPEUTICS, INC

By: /s/ Eugene Sackett

Name:Eugene Sackett

Title:Vice President Human Resources

AGREED AND ACCEPTED:

/s/ Jonathan Alspaugh06/15/2021

Jonathan Alspaugh

SignatureDate

EXHIBIT A - Severance Agreement

EXHIBIT B - Non-Disclosure Agreement and Invention Rights Assignment

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